UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Pre-Effective Amendment No. _ to
FORM S‑3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
Registration No. 333-______

PRUCO LIFE INSURANCE COMPANY
IN RESPECT OF

PRUCO LIFE INSURANCE COMPANY
(Exact name of registrant as specified in its charter)

Arizona
(State or other jurisdiction of incorporation or organization)

6311
(Primary Standard Industrial Classification Code Number)

22-1944557
(I.R.S. Employer Identification Number)

c/o Pruco Life Insurance Company
213 Washington Street, Newark, New Jersey 07102, (800) 778-2255
(Address, including zip code, and telephone number, including area code, or registrant's principal executive offices)

Jordan K. Thomsen, Vice President and Corporate Counsel
Pruco Life Insurance Company
213 Washington Street, Newark, New Jersey 07102‑2992, (800) 778-2255
(Name, address, including zip code, and telephone number, including area code, of agent for service)

2022
(Approximate date of commencement of proposed sale to the public)

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The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS
2022
Index Strategies
Available Under
Prudential FlexGuard® Life IVUL

Issued by
PRUCO LIFE INSURANCE COMPANY
213 WASHINGTON STREET
NEWARK, NEW JERSEY 07102
TELEPHONE: 800-778-2255
This prospectus describes index-linked investment options (“Index Strategies”) available with Prudential FlexGuard® Life, a flexible premium variable and index-linked life universal insurance contract, (“Contract”). The Contract is issued by Pruco Life Insurance Company (“Pruco Life,” “we,” “our” or “us”).

We offer three types of Index Strategies: (1) Capped with Buffer, (2) Capped with Floor, and (3) Step Rate Plus with Buffer. The Index Strategies provide for participation in the performance of an associated, underlying index (“Index” or “Indices"), which excludes dividends. Each Index Strategy limits participation in both positive and negative performance of the return of the underlying Index. A more detail description of the Index Strategies can be found within this prospectus.
You may allocate your premiums and transfer your Contract Fund amounts to the Index Strategies, subject to certain restrictions described herein. We hold the assets for the Index Strategies in a non-insulated, non-unitized separate account we have established to support our obligations with respect to the Index Strategies.
The Index Strategies currently available are:

Capped With Buffer	Capped With Floor	Step Rate Plus With Buffer
1 year S&P 500® Cap Rate 10% Buffer Index Strategy	1 year S&P 500® Cap Rate 0% Floor Index Strategy	1 year S&P 500® Step Rate Plus 10% Buffer Index Strategy

PLEASE READ THE PROSPECTUSES
This prospectus sets forth information about the Contract that you should know before purchasing. Please read this prospectus for more detail about the Index Strategies. Keep it for future reference. This prospectus must be read along with the prospectus for your Contract. You must also read your Contract, which includes any optional riders you elected. Certain terms used in this prospectus may be defined in the prospectus for your Contract. Those terms have the same meaning when used in this prospectus.
This prospectus is being provided for informational or educational purposes only and does not take into account the investment objectives or financial situation of any client(s) or prospective client(s). The information is not intended as investment advice and is not a recommendation about managing or investing in variable insurance contracts. Clients seeking information regarding their particular investment needs should contact a financial professional. You should work with a financial professional to decide whether the Contract and features are appropriate for you based on a thorough analysis of your particular needs, financial objectives, investment goals, time horizons and risk tolerance.
The Index Strategies may not be available in all states or through all selling broker-dealers. This prospectus does not constitute an offering in any jurisdiction in which such offering may not lawfully be made.
There are two other types of prospectuses. The first type describes the material rights and obligations of your Contract. It is made available to new owners through the delivery of an Initial Summary Prospectus and to existing owners through the delivery of an Updating Summary Prospectus. The second prospectus type describes the Variable Investment Options made available under your Contract. The prospectuses describing the Variable Investment Options are available online at www.Prudential.com/eProspectus.

OTHER CONTRACTS
We offer a variety of fixed and variable life insurance contracts. They offer features and have fees and charges that are different from those offered by this prospectus. Not every contract or feature is offered through every selling firm or in every state. Upon request, your financial professional can show you information regarding other Pruco Life contracts that your financial professional sells. You can also contact us to find out more about the availability of any of the Pruco Life contracts.

AVAILABLE INFORMATION
Additional information about us and this offering is available in the registration statement and the exhibits thereto, as well as in documents incorporated by reference into this prospectus (which means they are legally part of this prospectus). You may review and obtain copies of these materials at no cost to you by contacting us. They may also be obtained through the Securities and Exchange Commission’s (“SEC”) website (www.SEC.gov), which the SEC maintains for us and other registrants that file electronically with the SEC. Please see How to Reach Us in Additional Information later in this prospectus for our Service Office address.
THE CONTRACT IS NOT A DEPOSIT OR OBLIGATION OF, OR ISSUED, GUARANTEED OR ENDORSED BY, ANY BANK, AND IS NOT INSURED OR GUARANTEED BY THE U.S. GOVERNMENT, THE FEDERAL DEPOSIT INSURANCE CORPORATION (FDIC), THE FEDERAL RESERVE BOARD OR ANY OTHER AGENCY.
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
PRUDENTIAL, PRUDENTIAL FINANCIAL, PRUCO LIFE AND THE ROCK LOGO ARE SERVICE MARKS OF THE PRUDENTIAL INSURANCE COMPANY OF AMERICA AND ITS AFFILIATES. OTHER PROPRIETARY PRUDENTIAL MARKS MAY BE DESIGNATED AS SUCH THROUGH USE OF THE SM OR ® SYMBOLS.
FOR FURTHER INFORMATION CALL 800-778-2255 OR GO TO OUR WEBSITE AT WWW.PRUDENTIAL.COM/EPROSPECTUS.

SUMMARY OF INDEX STRATEGIES
The Index Strategies are investment options to which you may choose to allocate all or part of your net premiums or Contract Fund, subject to restrictions when used in combination with certain riders. See Riders later in this prospectus for more detail. The Index Strategies provide limited exposure to potential market growth opportunities with a certain level of protection in down market cycles. The Index Strategies receive an amount called “Index Interest”, which is based in part on the performance of an external index (“Index”), subject to minimums and maximums. Index Interest can be positive or negative, which means it is possible to lose value and prior earnings when investing in the Index Strategies.
The value of the Index (“Index Value”) used in the calculation of the Index Strategies are exclusive of dividends. Although the Index Strategies provide Index Interest linked to an Index, money placed in the Index Strategies is not a direct investment in a particular Index (you cannot invest directly in an Index). You are not purchasing or investing in any of the stocks that make up the Index and therefore have no rights of ownership such as the right to earn dividends, receive distributions, or the right to vote.
Amounts in the Index Strategies become part of your Contract Fund. The Index Strategies are comprised of one or more Index Strategy Segments (“Segments”). When you allocate net premiums or transfer amounts from your Contract Fund to the Index Strategies, we place those funds temporarily into accounts called the Fixed Holding Accounts. Then, on each Monthly Transfer Date, we transfer the entire balance of the Fixed Holding Accounts into the corresponding Index Strategies. Each time we transfer the value of a Fixed Holding Account to an Index Strategy, we create a Segment. These Segments are the components of the Index Strategies that qualify for Index Interest. Each Segment matures one year from the date it was created. We reserve the right to create Segments with maturity dates based on different durations. At Segment maturity we determine the change in Index Value and apply the Segment's predetermined Buffer, Step Rate, Participation Rate, Index Growth Floor, and Index Growth Cap, as applicable, to an Index Strategy, to ultimately calculate the Segment’s Index Interest and final Segment maturity value. We currently offer the following Index Strategies: Capped with Buffer, Capped with Floor, and Step Rate Plus with Buffer. Please see Types of Index Strategies for more information.
If you take a withdrawal (including a partial withdrawal, loan and full surrender), transfer out of, we process a Contract fee or charge, or we pay a death claim between a Segment start date and Segment maturity date of an Index Strategy with a Buffer, we will use an Interim Value to determine the fair market value of each Index Strategy Segment at the time of the transaction. The Interim Value is also used to determine how much the Index Strategy Segment Base will be reduced after a withdrawal, transfer or charge. If you withdraw, transfer a portion out of, or we process a charge from Contract Fund amounts allocated to an Index Strategy with a Buffer, the withdrawal, transfer, or charge will cause an immediate reduction to your Index Strategy Segment Base in a proportion equal to the reduction in the Segment’s Interim Value. A proportional reduction could be larger than the dollar amount of your withdrawal, transfer or charge. Reductions to your Index Strategy Segment Base will negatively impact your Interim Value for the remainder of the Segment and will result in lower Index Interest on the Segment maturity date. Once your Index Strategy Segment Base is reduced during a Segment, it will not increase for the remainder of the Segment.
The Interim Value is designed to represent the fair value of the Index Strategy with a Buffer on each Valuation Day, taking into account the potential gain or loss of the applicable Index at the Segment maturity date. The Interim Value reflects the change in fair value due to economic factors of the investment instruments (including derivatives) supporting the Index Strategies with a Buffer. The Interim Value may result in a loss even if the Index Value at the time the Interim Value is calculated is higher than the Index Value on the Segment start date of an Index Strategy with a Buffer. See Interim Value of Index Strategies with a Buffer for more information.
Each of these functions, components and calculations of the Index Strategies are described later in this prospectus. It is important that you understand how the Index Strategies function as well as the limitations and impacts on other Contract features and functions.
All guarantees are based on our claims paying ability and financial strength. Current and historical rates and performance for the Index Strategies can be found at www.prudential.com/eProspectus.
Right To Cancel
Please refer to your Contract’s prospectus for more information regarding your right to cancel (or “free look”) your Contract within a certain number of days. You may not allocate your Contract Fund to the Index Strategies prior to the end of your right to cancel period. Any amounts you have instructed us to allocate to the Index Strategies will be placed in a money market portfolio until your right to cancel period has ended. At the end of your right to cancel period, any amounts you have instructed us to allocate to the Index Strategies will be placed in the Fixed Holding Accounts until the next Index Strategy Segment start date.
Right To Discontinue And Limit Amounts Allocated To The Index Strategies
We reserve the right to restrict or terminate future allocations to the Index Strategies at any time. We may also temporarily suspend offering Index Strategy Segments at any time and for any reason including emergency conditions as determined by the Securities and Exchange Commission. We reserve the right to establish a maximum amount or a maximum percentage for any single policy that can be allocated to the Index Strategies. We also reserve the right to impose a cut-off date for allocations into an Index Strategy Segment. This would require Contract Funds to be allocated to a Fixed Holding Account a certain number of days prior to an Index Strategy Segment start date.
RISK FACTORS
Risk Of Loss – Index Strategies – You take the investment risk for amounts allocated to one or more Index Strategies since the Index Interest is based upon the performance of the reference Index, subject to any limitations imposed by the Index Strategy. You bear the risk of the negative Index Return in excess of the Buffer should you stay allocated to the end of the Index Strategy Segment. For Index Strategies with floored rates, the deduction of Contract fees and charges can result in a negative Index Return.
Risks Associated With the Indices – Because the S&P 500® Index is comprised of a collection of equity securities, in each case the value of the component securities is subject to market risk, or the risk that market ups and downs may cause the value of the component securities to go up or down, sometimes rapidly and unpredictably. Market ups and downs can result from disasters and other events, such as storms, earthquakes, fires, outbreaks of infectious diseases (such as COVID-19), utility failures, terrorist acts, political and social developments, and military and governmental actions. In addition, the value of equity securities may increase or decline for reasons directly related to the issuers of the securities. In addition, the value of equity securities may increase or decline for reasons directly related to the issuers of the securities. Equity markets are subject to the risk that the value of the securities may fall due to general market and economic conditions. Market ups and downs may exist with these indices, which means that the value of the indices can change dramatically over a short period of time in either direction. Indices are not funds and are not available for direct investment.
Effect Of Interim Value – To determine the Interim Value for a Segment with a Buffer, we apply a formula which does not reflect the actual performance of the applicable Index, but rather a determination of the value of hypothetical underlying investments at the time of the Interim Value calculation. This amount could be more or less than if you had held the Segment with a Buffer until the Segment maturity date. It also means that you could have a negative performance, even if the value of the Index has increased at the time of the calculation. All withdrawals from a Segment with a Buffer on any date other than a Segment start date or maturity date, including withdrawals taken to pay Contract charges and expenses, death benefit payments, transfers, loans, and surrenders paid before the Segment maturity date will be based on the Interim Value. Withdrawals before a Segment maturity date could have adverse impacts even if the value of the Index has increased at the time of the calculation because an early withdrawal will not allow you to participate in the Index Return for the Segment with a Buffer with your entire Index Strategy Segment Base. If you withdraw Contract Funds allocated to an Index Strategy, the withdrawal will cause an immediate reduction to your Index Strategy Segment Base in a proportion equal to the reduction in your Interim Value. A proportional reduction may be larger than the dollar amount of your withdrawal even if the value of the Index has increased. See Impact of Withdrawals below for additional information.
Impact Of Withdrawals – If you withdraw Contract Funds allocated to a Segment with a Buffer, the withdrawal will cause an immediate reduction to your Index Strategy Segment Base in a proportion equal to the reduction in your Interim Value. A proportional reduction could be larger than the dollar amount of your withdrawal. Reductions to your Index Strategy Segment Base will negatively impact your Interim Value for the remainder of the Segment(s) with a buffer and will result in the application of a lower Index Interest on the Segment with a Buffer at maturity. Once your Index Strategy Segment Base is reduced due to a withdrawal or a face amount decrease during any Segment with a Buffer, it will not increase for the remainder of the Segment with a Buffer. If you withdraw Contract Funds allocated to a floored (non-buffered) Segment it will cause an immediate reduction in your Index Segment Strategy Base and result in the application of lower Index Interest at maturity. Once your Index Strategy Segment Base is reduced due to a withdrawal or a face amount decrease during any floored Segment, it will not increase for the remainder of the floored Segment.
Availability Of Index Strategies Will Vary Over Time – Before allocating to an Index Strategy Segment, you should determine the Index Strategies, Buffers, Floors, Caps, Participation Rates and Step Rates available to you. We reserve the right to change Caps, Buffers, Participation Rates and/or Step Rates at any time prior to a Segment start date. There is no guarantee that an Index Strategy will be available in the future. You should make sure the Index Strategies you select are appropriate for your investment goals. A change in Cap, Participation or Step Rate may limit the Index Interest you receive. A change in a Buffer may impact the amount of negative Index Interest applied to your Contract Fund.
Reallocation Of Index Strategies – On the Segment maturity date for an Index Strategy Segment, the amount allocated to that Segment will be reallocated based upon your instructions we received in Good Order, or if none has been received in Good Order, automatically renew into the next available Segment for the same Index Strategy. If the same Index Strategy is no longer available, the amount will be transferred into the Fixed Rate Option, and the amount may be transferred among the Variable Investment Options, subject to applicable transfer restrictions, or into another available Index Strategy on the next Index Strategy Segment start date. You must provide instructions for reallocation, in Good Order, at least two business days prior to a designated Segment start date. Failure to provide timely instructions may result in amounts being transferred into the Fixed Holding Account (if the existing Index Strategy no longer is available), and could remain in the Fixed Holding Account until the next Index Strategy Segment start date.
Limitation On Index Interest – Index Growth Cap – If you elect an Index Strategy with an Index Growth Cap, the Index Interest is limited by any applicable Cap, which means that your Index Interest could be lower than if you had invested directly in a fund based on the applicable Index. The Index Growth Cap does not guarantee any level of Index Return. The Index Growth Cap exists for the full term of the Index Strategy Segment. Index Growth Caps, upon renewal, may be higher or lower than the initial Index Growth Cap but will never be less than the Guaranteed Minimum Index Growth Cap. Renewal Index Growth Caps may differ from the Caps used for new life insurance contracts or for other life insurance contracts issued at different times.
Index Strategy Returns – Participation Rates – If you elect an Index Strategy with a Participation Rate, your Index Interest may be limited if the applicable Participation Rate is less than 100%, which means that your Index Interest may be lower than if you had invested directly in a fund based on the applicable Index. If you elect an Index Strategy with applicable Participation Rates equal to 100%, your Index Interest will be equal to the Index Return. If applicable Participation Rates are greater than 100%, your Index Interest will exceed the Index Return. The Participation Rate does not guarantee any level of Index Return. Participation Rates apply for the full term of the Index Strategy Segment. Participation Rates are determined at our discretion.
Substitution Of An Index – We have the right to substitute a comparable Index prior to an Index Strategy Segment maturity date if any Index is discontinued or if the calculation of an Index is substantially changed (such as a material change in the formula or method of calculating the Index). We would attempt to choose a substitute Index that has a similar investment objective and risk profile to the replaced Index and would notify you of any such substitutions. Upon substitution of an Index, we will calculate your Index Return on the replaced Index up until the date of substitution and the substitute Index from the date of substitution to the Segment maturity date. Other than the reference Index, an Index substitution will not change the terms of your Index Strategy. The performance of the new Index may not be as good as the one that it substituted and as a result your Index Return may have been better if there had been no substitution. At least one Index Strategy will always be available on your policy, but we reserve the right to close an Index strategy at any time. If this happens, no new transfers to that Index Strategy will be allowed and amounts expiring on Segment maturity dates will be moved by us to the fixed rate option, unless you submit separate maturing Segment allocation instructions, until no value remains in that Index Strategy. If an Index Strategy is withdrawn, replaced or closed, we will notify you and any assignee of record.
Effect Of Certain Contract Riders – (1) If your Contract includes either the BenefitAccess Rider or Overloan Protection Rider, you may be required to reallocate your entire Contract Fund to the Fixed Rate Option. While the riders are in effect, you will not have access to the Index Strategies or the Variable Investment Options, which could result in limiting the growth potential of your Contract Fund. (2) If you elect the Extended Plus No-Lapse Guarantee option of the Lapse Protection Rider, you will only be able to allocate your Contract Fund to the Index Strategies with Buffers for the first ten (10) Contract Years. You will not be able to allocate to the other investment options until your eleventh (11) Contract Year.
Issuing Company – No company other than Pruco Life has any legal responsibility to pay amounts that Pruco Life owes under the Contract. You should look to the financial strength of Pruco Life for its claims-paying ability. Amounts allocated to the Index Strategies are held in a non-registered, non-insulated separate account. These assets are subject to the claims of the creditors of Pruco Life and the benefits provided under the Index Strategies are subject to the claims paying ability of Pruco Life.
Business Continuity Risks – The Company is also subject to risks related to disasters and other events, such as storms, earthquakes, fires, outbreaks of infectious diseases (such as COVID-19), utility failures, terrorist acts, political and social developments, and military and governmental actions. These risks are often collectively referred to as “business continuity” risks. These events could adversely affect the Company and our ability to conduct business and process transactions. Although the Company has business continuity plans, it is possible that the plans may not operate as intended or required and that the Company may not be able to provide required services, process transactions, deliver documents or calculate values. It is also possible that service levels may decline as a result of such events.
Cyber Security Risks – With the increasing use of technology and computer systems in general and, in particular, the internet to conduct necessary business functions, we are susceptible to operational, information security and related risks. These risks, which are often collectively referred to as “cyber security” risks, may include deliberate or malicious attacks, as well as unintentional events and occurrences. These risks are heightened by our offering of products with certain features, including those with automatic asset transfer or re-allocation strategies, and by our employment of complex investment, trading and hedging programs. Cyber security is generally defined as the technology, operations and related protocol surrounding and protecting a user’s computer hardware, network, systems and applications and the data transmitted and stored therewith. These measures ensure the reliability of a user’s systems, as well as the security, availability, integrity, and confidentiality of data assets. Deliberate cyber-attacks can include, but are not limited to, gaining unauthorized access (including physical break-ins and attempts to fraudulently induce employees, customers or other users of these systems to disclose sensitive information in order to gain access) to computer systems in order to misappropriate and/or disclose sensitive or confidential information; deleting, corrupting or modifying data; and causing operational disruptions. Cyber-attacks may also be carried out in a manner that does not require gaining unauthorized access, such as causing denial-of-service attacks on websites (in order to prevent access to computer networks). In addition to deliberate breaches engineered by external actors, cyber security risks can also result from the conduct of malicious, exploited or careless insiders, whose actions may result in the destruction, release or disclosure of confidential or proprietary information stored on an organization’s systems.
Ukraine-Russia Conflict Risk – The military invasion of Ukraine initiated by Russia in February 2022 and the resulting response by the United States and other countries have led to economic disruptions, as well as increased volatility and uncertainty in the financial markets. It is not possible to predict the ultimate duration and scope of the conflict, or the future impact on U.S. and global economies and financial markets. The performance of the Index(es) may be adversely affected.
DESCRIPTION OF THE INDEX STRATEGIES
Investing In the Index Strategies
Premium Allocations To the Index Strategies – Net premiums are allocated to your investment options pursuant to your premium allocation instructions, subject to restrictions when used in combination with certain riders. See Riders later in this prospectus for more detail. You may allocate up to 100% of your net premiums to the Index Strategies. Net premium allocation instructions are also used for any other amounts placed into the Contract Fund, such as loan repayments, interest credits on outstanding loans, and any Enhanced Disability Benefit payment.
Fixed Holding Accounts – Net premiums and other amounts allocated to the Index Strategies, or funds requested to be transferred to the Index Strategies, will be temporarily placed in a Fixed Holding Account corresponding to an Index Strategy on the effective date of the payment or requested transfer, prior to being transferred to the Index Strategy Segment(s) on the Monthly Transfer Date. Additionally, any portion of a maturing Segment allocated to the Index Strategies will also be placed in a Fixed Holding Account on the applicable Segment maturity date. Net premiums may not be directly allocated to the Fixed Holding Account, as it is only intended to temporarily hold the funds that are being allocated, or requested to be transferred, to a corresponding Index Strategy. Transfers out of a Fixed Holding Account may be made only with our consent. Funds may be deducted from a Fixed Holding Account to pay monthly charges, withdrawals, or loans.

Amounts in the Fixed Holding Accounts are part of your Contract Fund. We guarantee that the part of the Contract Fund allocated to the Fixed Holding Accounts will accrue interest daily at an effective annual rate that we declare periodically, but not less than an effective annual rate of 1%. We are not obligated to credit interest at a rate higher than an effective annual rate of 1%, although we may do so.
Monthly Transfer Dates – Each month the current value of the Fixed Holding Accounts (including any interest earned) is transferred into new Segments for the Index Strategies you selected. This transfer occurs on the 15th day of each month and we may refer to it as the Segment start date. If the 15th of the month falls on a weekend or holiday, or any other time the New York Stock Exchange ("NYSE") is closed, the transfer to the Segments will process on the next business day, but we will use the last published Index Value preceding the start date. For example, October 15, 2022, falls on a Saturday, therefore, the transfer from the Fixed Holding Accounts to the Index Strategies would process on Monday, October 17, 2022, with a starting Index Value based on the closing Index Value from Friday, October 14, 2022.
We reserve the right to retain any funds in the Fixed Holding Accounts that were received into the Fixed Holding Accounts within two business days prior to a start date until the following start date. We will notify you in advance if we exercise this right.
Index Strategy Segments (“Segments”) – A new Index Strategy Segment may be created on each monthly Segment start date. Amounts transferred from the Fixed Holding Accounts are combined with any Designated Transfer amounts when creating new Segments. Segments may only be created on monthly start dates. At any given time, the value in the Index Strategies will be equal to the sum of the value in each Segment.
The Segment duration is the time-period allocated to each Index Strategy Segment. The term begins on the Segment start date and ends on the Segment maturity date. Segment durations are one (1) year. The Segment start date begins on the fifteenth (15th) business day of each month and matures one year later.
Once a Segment is created its Index Growth Cap, Step Rate, Participation Rate, Buffer and Floor, as applicable, cannot be changed. No transfers may be requested out of a Segment prior to the Segment maturity date. Under certain circumstances, the Contract may require amounts to be transferred out of Segments prior to the maturity date(s). See Important Considerations of Investing in the Index Strategies on Contract Functions, Features, and Riders later in this prospectus.
Segment Maturity – Segments mature one year from the Segment start date on which they were created. If the 15th of the month falls on a weekend or holiday, or any other time the NYSE is closed, the Segment's maturity will be processed on the next business day, but we will use the last published Index Value preceding the Segment maturity date. Continuing with the example under Monthly Transfer Dates above, when the Index Interest is applied in October of 2023, it would be based on the closing Index Values from Friday, October 14, 2022, and Friday, October 13, 2023, since October 15, 2023, falls on a Sunday.
At Segment maturity, Index Interest may be applied. If your Contract lapses or terminates before the Segment maturity date, no Index Interest will be applied.
After the Contract is issued, you may submit maturing Segment allocation instructions that will direct the proceeds of maturing Segments to your chosen investment option(s), including the Fixed Rate Option, the Index Strategies, or Variable Investment Options, subject to the provisions of any optional Riders you have elected. Currently, the maximum amount that can be allocated to the Variable Investment Options from the Index Strategies is the greatest of: (1) 25% of the maturity value of each Index Strategy Segment; (2) $5,000; and (3) the amount allocated to the Variable Investment Options by the Segment of the same Index Strategy that matured one year prior (if applicable). If you elect the Extended Plus No-Lapse Guarantee option of the Lapse Protection Rider, your allocations are currently restricted to only the Index Strategies with a Buffer for the first ten (10) contract years. Allocation instructions must be in whole percentages totaling 100%. Your maturing Segment allocation instructions must be received in Good Order at our Service Office to become effective. By default, and unless maturing Segment allocation instructions are provided by you, 100% of a maturing Segment value will be allocated to the next available Segment of the same Index Strategy. Value from maturing Segments allocated to the Index Strategies will be temporarily placed into the corresponding Fixed Holding Account on the Segment maturity date and included in the current monthly transfer process to establish a new Segment.
We reserve the right to delay the election of, or changes to, maturing Segment allocation instructions that are received within two business days prior to a monthly start date. We will notify you in advance if we exercise this right.
Index – Each Index Strategy references an Index that determines the Index Return used to compute the Index Interest. When you allocate to an Index Strategy that is linked to the performance of an Index, you are not investing in the Index. We currently offer Index Strategies based on the S&P 500® Index Price Return, which is the S&P 500® Index excluding dividends. The S&P 500® Index is comprised of 500 stocks considered representative of the overall market. An Index is unmanaged and not available for direct investment. See Appendix B for important information about the Index.
Index Value – The Index Value on any date is the published value of the S&P 500® Index, excluding any dividends that may be paid by the firms that comprise the Index, as of the close of business on that date. If there is no published closing value for the Index on a Segment start date or a Segment maturity date, we will use the most recently published closing value for the Index.
Index Strategy Segment Base – The Index Strategy Segment Base is used in determining the value of an Index Strategy Segment prior to the Segment maturity date and the Index Interest applied on the Segment maturity date.
For the Index Strategies without a Buffer, at any point in time prior to a Segment’s maturity date, the Index Strategy Segment Base is the initial amount transferred to the Segment on the start date, less amounts withdrawn and/or deducted (including loans).
For the Index Strategies with a Buffer, at any point in time prior to a Segment’s maturity date, the Index Strategy Segment Base is the initial amount transferred to the Segment on the start date, less amounts withdrawn and/or deducted (including loans) in the same proportion that the amounts reduced the Interim Value for that Segment.

If the Index Strategy Segment Base is less than zero, we will consider it to be zero.
Index Interest – Index Interest may be applied on each Segment maturity date using the Index Strategy Segment Base, the Index Value on the Segment maturity date, the Index Value on the Segment start date, the Participation Rate, the Index Growth Floor, the Index Growth Cap, the Buffer, and the Step Rate. The method we use to compute interest is shown in the examples below for each Index Strategy. Index Interest can be positive or negative.
Participation Rate – The Participation Rate is used in determining Index Interest for each Index Strategy Segment. We will determine the Participation Rate for each Segment in advance. Once a Segment is created, its Participation Rate will not change. The Participation Rate applicable for any future Index Strategy Segment may change at our discretion. The Participation Rate for each Segment will not be lower than the guaranteed minimum Participation Rate for the Index Strategy. For more information, see Types Of Index Strategies.
Index Growth Floor (“Floor”) – Certain Index Strategies apply an Index Growth Floor, which is used in determining Index Interest for each Segment. We will determine the Floor for each Segment in advance. Once a Segment is created, its Floor will not change. The Floor applicable for any future Segments may change at our discretion. The Floor for each Segment will not be lower than the guaranteed minimum Index Growth Floor for the Index Strategy. The Floor is not a guarantee against loss, as the deduction of Contract charges and fees could reduce the overall cash value of the Index Strategy Segment. For more information, see Types Of Index Strategies.
Index Growth Cap (“Cap”) – Certain Index Strategies apply an Index Growth Cap, which is used in determining Index Interest for each Segment. We will determine the Cap for each Segment in advance. Once a Segment is created, its Cap will not change. The Cap applicable for any future Segment may change at our discretion. The Cap for each Segment will not be lower than the guaranteed minimum Index Growth Cap for the Index Strategy. For more information, see Types Of Index Strategies.
Buffer – Certain Index Strategies apply a Buffer, which is used in determining Index Interest for each Segment. We will determine the Buffer for each Segment in advance. Once a Segment is created, its Buffer will not change. The Buffer applicable for any future Segment may change at our discretion. The Buffer for each Segment will not be lower than the guaranteed minimum Buffer for the Index Strategy. For more information, see Types Of Index Strategies.
Step Rate – Certain Index Strategies apply a Step Rate, which is used in determining Index Interest for each Segment. We will determine the Step Rate for each Segment in advance. Once a Segment is created, its Step Rate will not change. The Step Rate applicable for any future Segment may change at our discretion. The Step Rate for each Segment will not be lower than the guaranteed minimum Step Rate for the Index Strategy. For more information, see Types Of Index Strategies.
Designated Transfers – To facilitate large premium payments intended for the Index Strategies, you may establish reoccurring, monthly transfers, called Designated Transfers, to the Index Strategies. This will allow for multiple Segments for each Index Strategy to be created, over time, from one (or more) premium payment. When you create a Designated Transfer, we move the dollar amount specified from the Fixed Rate Option to the elected Index Strategies on the Monthly Transfer Date. The amount of the Designated Transfer is combined with any amounts transferred from the corresponding Fixed Holding Accounts to form new Segments. You may choose to limit the number of monthly Designated Transfers to a set number of occurrences. Designated Transfers must be specified in dollar amounts (not percentages) and can be directed to one or more of the available Index Strategies. Designated Transfers may not originate from any of the Variable Investment Options. There is no minimum Designated Transfer dollar amount or number of occurrences.
If on any Monthly Transfer Date, the value in the Fixed Rate Option is less than the specified amount, we will transfer the full value of Fixed Rate Option to the designated Index Strategy(ies). Months where only a partial transfer or no transfer takes place because the Fixed Rate Option has insufficient value, or no value, will count against the number of months elapsed in your instructions. Your Designated Transfer instructions stay in effect until cancelled by you, are stopped by us due to certain situations described below under “Loans” and “Riders”, or the requested number of monthly occurrences have been processed. If the Fixed Rate Option value is zero and the Designated Transfer instructions have not been cancelled, stopped, or expired, Designated Transfers will automatically resume when the Fixed Rate Option value is replenished. You may change the amount of the Designated Transfer at any time and your new instructions will take effect on the next Monthly Transfer Date.
Your request to change or cancel your Designated Transfer instructions must be received in Good Order at our Service Office to become effective. We reserve the right to postpone the effective date for one month of any request to add or change a Designated Transfer if the request is received within two business days of a monthly start date. We will notify you in advance if we exercise this right.
Types Of Index Strategies
The Contract offers multiple Index Strategies which provide Index Interest based on the performance of an underlying Index. Index Interest is the amount you receive on an Index Strategy Segment maturity date based on the Index Strategy Segment Base and the performance limitations imposed by the Index Strategy. The Index Interest may be positive or negative, which means you can lose Contract Fund value and prior earnings. You may allocate all or a portion of your premium payments or Contract Fund into one or more Index Strategies. The Index Strategies are not invested in any underlying Index. We do not guarantee any Index Interest will be applied to the Index Strategy Segments. There is a risk of loss of your investment with buffered strategies because the Segment will participate in the negative Index Return in excess of the level of protection provided by the Buffers. There is also a risk of loss with the Capped with Floor Index Strategy if the Index Return is less than the Contract fees and charges assessed during the Segment.
We currently offer the following Index Strategies: Capped with Buffer, Capped with Floor, and Step Rate Plus with Buffer. These Index Strategies are explained below. As a result of economic market conditions, or utilization of the Index Strategies, we reserve the right to add and remove Index Strategies at any time. Additions or removals would be effective with any newly issued contracts or upon reallocation for any existing Contract Owner. Index Strategy removals would not impact existing Contract Owners currently allocated to that Index Strategy prior to the maturity date(s) of any open Segment(s). Index Strategy reallocation instructions must be made via a form provided by Us. For currently available Index Strategies, as well as other investment options, please see our website at www.Prudential.com/eProspectus.
If you are allocating to an Index Strategy with an additional Premium Payment, please note that we reserve the right to limit, suspend or reject any additional Premium Payment at any time, but would do so only on a non-discriminatory basis.
Note Regarding Examples – The examples set forth below, as well as other examples found throughout this prospectus, are intended to illustrate how various features of the Contract work. These examples should not be considered a representation of past or future performance of any Index Strategies. Actual performance may be greater or less than those shown in the examples. Similarly, the Index Interest in the examples are not an estimate or guarantee of future Index performance. The Caps, Participation Rates, Step Rates, Buffers and Floors for the Index Strategies shown in the following examples are for illustrative purposes only and may not reflect actual declared rates. In addition, values may be rounded for display purposes only.
Buffers – The Buffer limits the amount of negative Index Interest that may be applied to the Contract Fund allocated to an Index Strategy Segment that is held until maturity. We will declare Buffers that will be available on the Segment start date.

The Buffer is the amount of the protected negative Index Return. Any negative Index Interest in excess of the Buffer reduces the value of the Contract Fund allocated to the Index Strategy Segment – The Contract offers Index Strategies with 10% Buffers. Additional Buffers may be set at the Company’s discretion. However, the Buffer will not change during a Segment.

Example:
Segment Start Date	1/15/2021
Index Strategy	1-Year Capped with a 10% Buffer
Index Value at Segment Start Date	1,569
Index Strategy Segment Base	$100,000
Segment Maturity Date	1/15/2022
Index Value at Segment Maturity Date	1,333
Index Return	-15% ((1333-1569)/1569)
Index Strategy Segment Base Upon Segment Maturity Date	$95,000 ($100,000-$5,000)
Because the Buffer protects the first 10% of the loss, the Index Strategy Segment only experiences a 5% loss (-15% Index Return + 10% Buffer = -5% Loss) or $100,000*-5.00% = -$5,000.
Example continued: The following year, assuming the same Index Strategy:
Segment Maturity Date	1/15/2023
Index Value at Segment Maturity Date	1298
Index Return	-3%
Index Strategy Segment Base upon Segment Maturity Date	$95,000
Because the Buffer protects against the first 10% of the loss, no negative Index Interest is applied to the Index Strategy Segments because the loss in the Index Interest was less than the 10% Buffer.

Capped With Buffer Index Strategy
The Index Growth Cap (“Cap”) is the maximum rate that may be credited to a Capped with Buffer Index Strategy Segment. A different Cap may be declared for different Segments. The Capped with Buffer Index Strategy is available in 1-year Segments.
If the Index Return multiplied by the Participation Rate is positive and equal to or greater than the Cap, then the Index Interest is equal to the Cap. If the Index Return multiplied by the Participation Rate is positive, but less than the Cap, the Index Interest is equal to the Index Return multiplied by the Participation Rate.
If the Index Return is negative, but less than or equal to the Buffer, the Index Interest is zero. Otherwise, the Index Interest is equal to the negative Index Return in excess of the Buffer.

Examples 1 and 2
Index Growth Cap: 12%	Buffer: 10%	Participation Rate: 100%
Upside potential equals 100% of the Index Return up to an Index Growth Cap of 12%.
Example 1:	If the Index increased by 4%, an amount that is less than the Index Growth Cap, the Index Interest would be 4%.
Example 2:	If the Index increased by 20%, which is greater than the Index Growth Cap, the Index Interest would be 12%, which is equal to the Index Growth Cap.
Partial downside protection is provided through the Buffer where Index losses within the Buffer are protected. Index losses that exceed the Buffer will result in a loss of value to the Contract Fund.
Example 1:	If the Index decreased by 4%, an amount within the Buffer, the Index Interest would be 0%.
Example 2:	If the Index decreased by 12%, which is greater than the 10% Buffer, the Index Interest would be -2%.
The Cap and Participation Rate applies to a Segment for the duration of the Segment. We will declare new rates for each subsequent Segment.
Subsequent Caps may be higher or lower than previously declared Caps but will never be less than the guaranteed minimum Index Growth Cap. Subsequent Caps may differ from the Caps used for new contracts or for other contracts issued at different times. We will determine new Caps on a basis that does not discriminate unfairly within any class of contracts. The guaranteed minimum Index Growth Cap equals 5.00% for a one-year Segment.
The Participation Rate applicable for any future Index Strategy Segment may change at our discretion. The Participation Rate for each Segment will not be lower than the guaranteed minimum Participation Rate. The guaranteed minimum Participation Rate is 100%.

Capped With Floor Index Strategy
The Index Growth Floor is the minimum rate of interest that will be applied to a given Segment and is used in determining the Index Interest for each Segment. When calculating the Index Interest, the Index Growth Floor is applied after the Participation Rate and before the Index Growth Cap.
The guaranteed minimum Index Growth Floor rate for the Capped with Floor Index Strategy is 0%. At Segment maturity, the Index Growth Floor will be applied when determining the Index Interest.
The floor is not a guarantee against loss, as the deduction of Contract charges and fees could reduce the overall cash value of the Index Strategy.
The Index Growth Cap (“Cap”) is the maximum rate that may be credited to a Capped with Floor Index Strategy Segment. A different Cap may be declared for different Segments. The Capped with Floor Index Strategy is available in 1-year Segments.
If the Index Return multiplied by the Participation Rate is positive and equal to or greater than the Cap, then the Index Interest is equal to the Cap. If the Index Return multiplied by the Participation Rate is positive, but less than the Cap, the Index Interest is equal to the Index Return multiplied by the Participation Rate.
If the Index Return is equal to the Floor or negative, the Index Interest is zero.

Examples 1 and 2
Index Growth Cap: 8%	Floor: 0%	Participation Rate: 100%
Upside potential equals 100% of the Index Return up to an Index Growth Cap of 8%.
Example 1:	If the Index increased by 4%, an amount that is less than the Index Growth Cap, the Index Interest would be 4%.
Example 2:	If the Index increased by 15%, which is greater than the Index Growth Cap, the Index Interest would be 8%, which is equal to the Index Growth Cap.
Downside protection is provided by the Floor where Index losses below the Floor are protected.
Example 1:	If the Index Return was 0%, which is equal to the Floor, the Index Interest would be 0%.
Example 2:	If the Index decreased by 5%, which is below the Floor, the Index Interest would be 0%.
The Cap, Participation Rate and Floor apply to a Segment for the duration of the Segment. We will declare new rates for each subsequent Segment.
Subsequent Caps may be higher or lower than previously declared Caps but will never be less than the guaranteed minimum Index Growth Cap. Subsequent Caps may differ from the Caps used for new contracts or for other contracts issued at different times. We will determine new Caps on a basis that does not discriminate unfairly within any class of contracts. The guaranteed minimum Index Growth Cap equals 2.00% for a one-year Segment.
The Participation Rate applicable for any future Index Strategy Segment may change at our discretion. The Participation Rate for each Segment will not be lower than the guaranteed minimum Participation Rate. The guaranteed minimum Participation Rate is 100%.
Step Rate Plus With Buffer Index Strategy
When the Index Return is zero or positive, the Step Rate is the minimum amount of Index Interest that would be applied. The Participation Rate used in the Step Rate Plus with Buffer Index Strategy is the percentage of an Index Return that may be credited if the Index Return multiplied by the Participation Rate exceeds the Step Rate. A Participation Rate only applies when the Index Return is positive and the application of the Participation Rate results in a percentage of an Index Return that is greater than the Step Rate.
If the Index Return multiplied by the Participation Rate is between zero (including zero) and the declared Step Rate, then the Index Interest is equal to the Step Rate. If the Index Return multiplied by the Participation Rate is greater than the Step Rate, the Index Interest is equal to the greater of the Index Return multiplied by the Participation Rate or the Step Rate. If the Index Return multiplied by the Participation Rate is negative, but less than or equal to the Buffer, the Index Interest is zero. Otherwise, the Index Interest is equal to the negative Index Return in excess of the Buffer.
A different Step Rate and Participation Rate may be declared for different Index Strategy Segments.

Examples 1, 2, and 3
Step Rate: 6%	Participation Rate: 90%	Buffer: 10%
Upside potential when the Index Return multiplied by the Participation Rate is zero or positive the Index Interest will be the greater of the Step Rate or the Index Return multiplied by the Participation Rate.

Example 1:
If the Index increased by 4%, the Index Interest would be the greater of 90% (the Participation Rate) of 4%, which is 3.6% or the Step Rate. In this Example, the Index Interest would be the Step Rate of 6% as it is the greater value.

Example 2:
If the Index increased by 20%, the Index Interest would be the greater of 90% (the Participation Rate) of 20%, which is 18% or the Step Rate. In this Example, the Index Interest would be 18% as it is the greater value.

Example 3:	If the Index increased by 6.5%, the Index Interest would be the greater of 90% (the Participation Rate) of 6.5%, which is 5.85% or the Step Rate. In this Example, the Index Interest would be the Step Rate of 6% as it is the greater value.
Partial downside protection is provided through the Buffer where Index losses within the Buffer are protected. Index losses that exceed the Buffer will result in a loss of value to the Contract Fund.
Example 1:	If the Index decreased by 4%, an amount within the Buffer, the Index Interest would be 0%.
Example 2:	If the Index decreased by 17%, which is greater than the 10% Buffer, the Index Interest would be -7%.
There is no maximum amount of Index Interest with the Step Rate Plus with Buffer Index Strategy.
The Step Rate and Participation Rate apply to a Segment for the duration of the Segment. We will declare a new Step Rate and Participation Rate for each subsequent Segment.
Subsequent Step Rates and Participation Rates may be higher or lower than previously declared Step Rates and Participation Rates, but will never be less than the guaranteed minimum Step Rate and guaranteed minimum Participation Rate. The guaranteed minimum Step Rate equals 1.00%. The guaranteed minimum Participation Rate will not be less than 60.00%. Subsequent Step Rates and Participation Rates may differ from the Step Rates and Participation Rates used for new contracts or for other contracts issued at different times. We will determine new Step Rates and Participation Rates on a basis that does not discriminate unfairly within any class of contracts.
Valuing Your Investment And Interim Value Of Index Strategy Segments
Processing and Valuing Transactions – Pruco Life is generally open to process financial transactions on those days that the New York Stock Exchange (NYSE) is open for trading. There may be circumstances where the NYSE does not open on a regularly scheduled date or time or closes at an earlier time than scheduled (normally 4:00 p.m. Eastern Time). Generally, financial transactions received in Good Order before the close of regular trading on the NYSE will be processed according to the value next determined following the close of business. Financial transactions received on a non-business day or after the close of regular trading on the NYSE will be processed based on: (1) the value next computed on the next Valuation Day for Variable Investment Options, or (2) the value determined using the last published Index Value for Index Strategies.
We will not process any financial transactions involving purchase or redemption orders on days that the NYSE is closed. Pruco Life will also not process financial transactions involving purchase or redemption orders or transfers on any day that:
a.trading on the NYSE is restricted;
b.an emergency, as determined by the SEC, exists making redemption or valuation of securities held in the Separate Account impractical;
c.the SEC, by order, permits the suspension or postponement for the protection of security holders; or
d.the applicable Index Value is not published.
In certain circumstances, we may need to correct the processing of an order. In such circumstances, we may incur a loss or receive a gain depending upon the price of the security when the order was executed and the price of the security when the order is corrected. With respect to any gain that may result from such order correction, we will retain any such gain as additional compensation for these correction services.
Interim Value Of Index Strategies With a Buffer – On each Valuation Day during the year, other than Segment start date(s) and Segment maturity date(s), each Index Strategy with a Buffer is valued using an Interim Value. When we discuss Interim Value, it is only in relation to Index Strategies that offer a Buffer. Interim Value is not calculated for the Index Strategy(ies) with an Index Growth Floor. The Interim Value is used to calculate amounts available for withdrawal, loan, surrender, transfer, payment of a death claim, or payment of Contract fees and charges. The Interim Value also is used to determine how much the Index Strategy Segment Base will be reduced after a deduction, transfer, charge, or withdrawal.
The Interim Value is also included in the value of the Contract Fund and Cash Surrender Value to reflect the amount in the applicable Segment prior to the maturity date. The Interim Value reflects the value of each Segment of an Index Strategy with a Buffer taking into account the current price of the underlying Index, the time remaining until the Segment maturity date, and the current value of the investments we have made to fund our obligations under the Index Strategy Segment. The Interim Value is an estimate of the current value of fixed income and derivative instruments we could purchase to assure our ability to meet our obligations to the Contract Owner at a Segment maturity date. We use a portfolio of fixed income instruments and derivatives to replicate our obligations to calculate Index Interest for the Index Strategy Segments. These derivatives are valued using the Black-Scholes Model. There are many external factors that may impact the Interim Value including changes in the Indices, changes in the interest rate environment, and volatility.

The Interim Value assesses the fair value of the assets allocated to an Index Strategy Segment (Index Strategy Segment Base) plus the current value of the portfolio of options utilized to replicate the performance of these Index Strategy Segments.
The Interim Value for the applicable Index Strategy Segment is equal to (1) + (2) where:
(1) is the fair value of the Index Strategy Segment Base on the Valuation Day the Interim Value is calculated.
(2) is the current value of replicating the portfolio of options on the Valuation Day the Interim Value is calculated.
1.The fair value of the Index Strategy Segment Base is meant to represent the market value of the investments supporting each Index Strategy Segment.
2.Current value of replicating the portfolio of options – We utilize a fair market value methodology to value replicating the portfolio of options that support this product.
For each Index Strategy Segment, we solely designate and value options, each of which is tied to the performance of the Index associated with the Index Strategy. We use derivatives to provide an estimate of the gain or loss on the Index Strategy Segment Base that could occur at the end of the Index Strategy Segment Duration. This estimate also reflects the impact of the Index Growth Cap, Participation Rate, Step Rate and Buffer at the end of the Index Strategy Segment as well as the estimated cost of exiting the replicating options prior to the Index Strategy Segment maturity date. The valuation of the options is based on standard methods for valuing derivatives and based on inputs from third party vendors. The methodology used to value these options is determined solely by us and may vary, higher or lower, from other estimated valuations or the actual selling price of identical derivatives. Any variance between our estimated fair value price and other estimated or actual prices may be different from Index Strategy type to Index Strategy type and may also change from day to day.
See Appendix A for additional information regarding the Interim Value calculation.
The following example assumes no deductions from the Segments and also uses one day market data for calculating the fair value and the option value during the start of the Segment and also 9 months into the Segment.
Note on examples: years are assumed to have 365 days.

Index Strategy Segment Start Date: 6/15/2022
Net Premium Payment: $150,000
Allocated to:
33% 1-Year Step Rate Plus with Buffer	$49,500	Step Rate	Participation Rate
		6%	90%
33% 1-Year Capped with Buffer	$49,500	Index Growth Cap	Participation Rate
		20%	100%
34% 1-Year Capped with Floored	$51,000	Index Growth Cap	Participation Rate
		7%	100%
On the Index Strategy Segment Start Date

Index Strategy	Step Rate Plus With Buffer	Capped With Buffer	Capped With Floor
Index Strategy Segment Duration (in months)	12	12	12
Months elapsed since Index Strategy Start Date	0	0	0
Index Strategy Segment Base	$49,500	$49,500	$51,000
Buffer	10%	10%	N/A
Starting Index Value	$1,000	$1,000	$1,000
Total Contract Fund	$49,500	$49,500	$51,000
Index Return Is Negative

Index Strategy	Step Rate Plus With Buffer	Capped With Buffer	Capped With Floor
Months elapsed since Index Strategy Segment Start Date	9	9	9
Time Remaining in Index Strategy Segment Duration (in months)	3	3	3
Index Value on Calculation Date	$800	$800	$800
Index Return on Calculation Date	-20%	-20%	N/A
1. Fair Value of Index Strategy Segment Base	$49,231.42	$49,305.73	N/A
2. Options Value	-$5,085.43	-$5,085.95	N/A

Interim Value for each Index Strategy Segment (1+2)	$44,145.99	$44,219.78	N/A
Total Contract Fund	$44,145.99	$44,219.78	$51,000
Index Return Is Positive

Index Strategy	Step Rate Plus With Buffer	Capped With Buffer	Capped With Floor
Months elapsed since Index Strategy Segment Start Date	9	9	9
Time Remaining in Index Strategy Segment Duration (in months)	3	3	3
Index Value on Calculation Date	$1,200	$1,200	$1,200
Index Return on Calculation Date	20%	20%	N/A
1. Fair Value of Index Strategy Segment Base	$49,231.42	$49,305.73	N/A
2. Options Value	$9,001.78	$7,919.55	N/A
Interim Value for Each Index Strategy Segment (1+2)	$58,233.20	$57,225.28	N/A
Total Contract Fund	$58,233.20	$57,225.28	$51,000
Managing Your Account Value
Unless required by the terms of the Contract, which includes any riders you have elected, you may not transfer Contract Funds out of an Index Strategy Segment prior to its maturity date.
You may transfer Contract Funds between Variable Investment Options at any time, subject to any transfer limitations described in your Contract’s prospectus. On each Segment maturity date, subject to any allocation restrictions (described in the chart below), you may reallocate Contract Funds allocated to Variable Investment Options, the Fixed Rate Option, and any Index Strategy Segment that has reached its maturity date into any available Index Strategy.
Upon receipt of your instructions in Good Order for reallocation of Contract Funds to or from an Index Strategy, we will process the reallocation on the next Segment start date. If we do not receive instructions from you in Good Order prior to the Segment start date, the value of the Contract Fund in any Index Strategy Segment that has reached the Segment maturity date will automatically be allocated to the next Segment of the same Index Strategy or to your last known instructions we have on file. If the same Index Strategy is no longer available, the value of the Contract Fund in any Index Strategy Segment that has reached the Segment maturity date will automatically be allocated to the Fixed Rate Option.
The table below shows when transfers among the investment options are permitted. The Interim Value rules do not apply to these transfers. If you submit a claim under the Chronic Illness Option of the BenefitAccess Rider or exercise the Overloan Protection Rider, you will be subject to additional transfer restrictions and the Interim Value rules will apply. See Riders for more detail.

From Account	To Account	When Allocation Can Occur
Variable Investment Option	Variable Investment Option or Fixed Rate Option	Any Business Day (subject to annual limit(1))
Variable Investment Option or Fixed Rate Option	Index Strategy Segment (including Fixed Holding Account)	Allocations can move to the Fixed Holding Account on any Business Day, then to the Index Strategy Segment on the next available start date (subject to annual limit(1))
Index Strategy Segment	Index Strategy Segment or Fixed Rate Option (including Fixed Holding Account)	Index Strategy Segment Maturity Date (subject to limitations(2)
Index Strategy Segment	Variable Investment Option	Index Strategy Segment Maturity Date (subject to limitations(2)(3))
Fixed Rate Option	Variable Investment Option	Any Business Day (subject to annual limit(4))
1.Currently limited to twelve (12) transfers per Contract Year or twenty (20) transfers per Calendar Year.
2.If you elected the Extended Plus No-Lapse Guarantee option of the Lapse Protection Rider, you may only allocate to Index Strategies with Buffers for the first ten (10) policy years.
3.Reallocation elections are currently limited to the greatest of: (1) 25% of the value of the maturity value of each Index Strategy Segment; (2) $5,000; or (3) the amount allocated to the Variable Investment Options by the Segment of the same Index Strategy that matured one year prior.
4.Annual reallocation elections are currently limited to the greatest of: (1) 25% of the value of the Fixed Rate Option as of the end of the previous Contract Year; (2) $5,000; or (3) the amount allocated to the Variable Investment Options from the Fixed Rate Option in the prior year.

IMPORTANT CONSIDERATIONS OF INVESTING IN THE INDEX STRATEGIES ON
CONTRACT FUNCTIONS, FEATURES, AND RIDERS
Charges And Expenses
Unless you have directed otherwise, monthly Contract charges (Cost of Insurance, Administrative Charge for the Basic Insurance Amount, Additional Mortality Charge for Certain Risks, and Charges for Rider Coverage) are generally deducted proportionately from the dollar amounts held in each of the Variable Investment Options and the Fixed Rate Option. If the amounts in the Variable Investment Options and the Fixed Rate Option are insufficient to cover the monthly charges, the Variable Investment Options and the Fixed Rate Option will be reduced to zero and the remaining amount due will be deducted first proportionally from dollar amounts held in each of the Fixed Holding Accounts and then (if necessary) from the Index Strategies. Monthly charges deducted from the Index Strategies will be taken proportionally from the most recently created Segment first and continue in a last in – first out (“LIFO”) manner, as needed.
Surrender Charge – If, during the first fifteen (15) Contract Years the Basic Insurance Amount is decreased (including as a result of a withdrawal or a Death Benefit type change), we may deduct a percentage of the surrender charge. The surrender charge is generally deducted proportionately from the dollar amounts held in each of the Variable Investment Options and the Fixed Rate Option. If the amounts in the Variable Investment Options and the Fixed Rate Option are insufficient to cover the surrender charge, the Variable Investment Options and the Fixed Rate Option will be reduced to zero and the remaining amount due will be deducted first proportionally from dollar amounts held in each of the Fixed Holding Accounts and then (if necessary) the Index Strategies. A surrender charge deducted from the Index Strategies will be taken proportionally from the most recently created Segment first and continue in a last in - first out (“LIFO”) manner, as needed.
Mortality And Expense Risk Charge – This charge is not assessed against amounts allocated to the Fixed Rate Option, the Fixed Holding Accounts, or the Index Strategies.
Allocated Charges – The Index Strategies and the Fixed Holding Accounts may not be used as a source fund for allocated charges.
Riders
BenefitAccess Rider – When you submit a claim under the Chronic Illness Option, you must authorize a transfer of all Contract Fund value from the Variable Investment Options, the Index Strategies, and the Fixed Holding Accounts to the Fixed Rate Option. You will not receive Benefit Payments if you do not transfer all Contract Fund value to the Fixed Rate Option. Also, your net premium allocation instructions may only utilize the Fixed Rate Option while your claim is reviewed and while you are receiving Benefit Payments. When a claim is submitted, any open Segments must be immediately transferred to the Fixed Rate Option at each Segment’s Interim Value, if applicable. In other words, you may not hold those Segments until maturity.
Each Benefit Payment will reduce the Contract Fund, which will be entirely allocated to the Fixed Rate Option.
Overloan Protection Rider – If you exercise this rider, any unloaned Contract Fund value remaining in the Variable Investment Options, Index Strategies, and Fixed Holding Accounts must be transferred to the Fixed Rate Option. Premium allocation instructions must be updated, if necessary, to only include the Fixed Rate Option. When the rider is exercised any open Segment must immediately be transferred to the Fixed Rate Option at each Segment’s Interim Value, if applicable. In other words, you may not hold those Segments until maturity.
Lapse Protection Rider – If you elect the Lapse Protection Rider and choose the Extended Plus No-Lapse Guarantee option, your investment allocations will be restricted to the Index Strategies with Buffers for the first ten (10) Contract Years. This means you will not have access to the Fixed Rate Option, Index Strategies with Floors or the Variable Investment Options until the beginning of Contract Year eleven (11). Any premium payments received during the first ten (10) Contract Years will be immediately allocated to the Index Strategies with Buffers on the next Segment start date. Maturing Segments during the first ten (10) Contract Years will automatically be reallocated to the same Index Strategy on the next Segment start date, unless you request they be allocated to a different Index Strategy with a Buffer. You will not be allowed to utilize the Designated Transfer program. Although you will have reallocation access to the other investment options beginning in Contract Year eleven (11), any other transfer limitations imposed under the Contract will still apply.
Premiums
Allocation Of Premiums – In addition to the Variable Investment Options and the Fixed Rate Option, you may choose to allocate all or a portion of your net premiums to the Index Strategies. After the end of the 10 day right to cancel period, initial and subsequent net premium amounts allocated to the Index Strategies will be placed in the Fixed Holding Accounts until the next Monthly Transfer Date. We reserve the right to retain any funds in the Fixed Holding Accounts that were received into the Fixed Holding Accounts within two business days prior to a start date until the following monthly start date. We will notify you in advance if we exercise this right.
We reserve the right to initiate a transfer restriction period whenever a requested loan causes a reduction in value of a Segment. Net Premiums may not be allocated to the Index Strategies during this period. See Loans (below).
Transfers And Restrictions On Transfers – You may transfer amounts from the Variable Investment Options and/or the Fixed Rate Option to the Index Strategies. Amounts transferred to the Index Strategies will first be placed in the Fixed Holding Accounts until the next start date. Any such requested transfers count towards the limit of 12 transfers per Contract Year and the limit of 20 transfers per calendar year. Transfers from the Fixed Rate Option to the Index Strategies may be made in any amount or percentage and are exempt from the maximum amount limitations applied when requesting a transfer from the Fixed Rate Option to the Variable Investment Options. If you elect the Extended Plus No-Lapse Guarantee option of the Lapse Protection Rider, you may only transfer among Index Strategies with Buffers for the first ten policy years. If you submit a claim under the Chronic Illness Option of the BenefitAccess Rider or exercise the Overloan Protection Rider your entire contract fund must be allocated to the Fixed Rate Option and you may not transfer to any other investment option. We reserve the right adjust the limits on the amounts or percentages that may be transferred among the investment options. Additionally, we reserve the right to retain any funds in the Fixed Holding Accounts that were received into the Fixed Holding Accounts within two business days prior to a start date until the following monthly start date. We will notify you in advance if we exercise this right.
Other than at time of Segment maturity, you may not transfer any amounts from the Index Strategies to either the Variable Investment Options, subject to limitations, or the Fixed Rate Option.
You may transfer amounts from the Fixed Holding Accounts to the Fixed Rate Option only with our prior approval. You may not transfer amounts from the Fixed Holding Accounts to the Variable Investment Options. Any such requested transfers from the Fixed Holding Accounts applies towards the limit of 12 transfers per Contract Year and the limit of 20 transfers per calendar year. Transfers from the Fixed Holding Accounts to the Fixed Rate Option may be made in any amount or percentage. You may not conduct transfers from the Fixed Holding Accounts via the website. We reserve the right to deny a transfer request from the Fixed Holding Accounts if the request is received within two business days prior to a Monthly Transfer Date. We will notify you in advance if we exercise this right.
Designated Transfers do not count towards the limit of 12 transfers per Contract Year or the limit of 20 transfers per calendar year. We reserve the right to count such transfers towards the limit. The Fixed Rate Option transfer restrictions do not apply to Designated Transfers.
We reserve the right to initiate a transfer restriction period whenever a requested loan causes a reduction in value of a Segment. See Loans (below).
Default Reallocations/Transfers – If you have not instructed us otherwise, any Index Strategy Segment that has reached a Segment maturity date will automatically renew into the same Index Strategy. If the same Index Strategy is no longer available, the Contract Funds associated with the closed Index Strategy will be transferred proportionally according to your current instructions, or, if you have no instructions on file, the amount at segment maturity will default to the Fixed Rate Option. We reserve the right to stop offering any Index Strategy at any time.
Dollar Cost Averaging – The Index Strategies, the Fixed Rate Option and the Fixed Holding Accounts may not participate in dollar cost averaging.
Auto-Rebalancing – The Index Strategies, the Fixed Rate Option and the Fixed Holding Accounts may not participate in auto-rebalancing.
Death Benefits
When Death Benefit Proceeds Are Paid – We have the right to delay payment of the Death Benefit attributable to the Fixed Rate Option and Fixed Holding Accounts for up to six months (or a shorter period if required by applicable law). Where required, we will pay interest if such a payment is delayed for more than the number of days established by applicable law. We have the right to postpone paying the part of the proceeds that is to come from any Index Strategy and/or any variable investment option if: (1) the New York Stock Exchange is closed; (2) the SEC requires that trading be restricted or declares an emergency; or (3) the applicable Index Value is not published.
Contract Values
The total amount invested in the Contract Fund at any time consists of:
(a) the Variable Investment Options;
(b) the Fixed Rate Option;
(c) the Fixed Holding Accounts;
(d) the Index Strategies; and
(e) any Contract loan.
How the Contract’s Cash Surrender Value Will Vary – The Contract's Cash Surrender Value on any date will be the Contract Fund less any applicable surrender charge and less any Contract Debt plus any Additional Amount upon surrender. The Index Strategies and the Fixed Holding Accounts are part of the Contract Fund and therefore are included in the Contract’s Cash Surrender Value calculation. The Contract Fund value changes daily, reflecting:
(a) increases or decreases in the value of the Fund(s);
(b) interest credited on any amounts allocated to the Fixed Rate Option;
(c) interest credited on any amounts allocated to the Fixed Holding Accounts;
(d) any Index Interest on a maturing Index Strategy Segment;
(e) any value of an Index Strategy Segment prior to maturity;
(f) interest credited on any loan; and
(g) the daily asset charge for mortality and expense risks assessed against the Variable Investment Options.
Loans – When a loan is requested, an amount equal to the loan proceeds is transferred out of the Variable Investment Options and/or the Fixed Rate Option, as applicable. Unless you direct us to take the loan amount from specific investment options, and we agree, the reduction will be made proportionally based on the loanable value held in each of the Variable Investment Options and the Fixed Rate Option. If the amounts in the Variable Investment Options and the Fixed Rate Option are insufficient to cover the requested loan amount, the Variable Investment Options and the Fixed Rate Option will be reduced by the maximum available loanable amount and the remaining amount will be deducted first proportionally from dollar amounts held in each of the Fixed Holding Accounts and then (if necessary) the Index Strategies. Loans deducted from the Index Strategies will be taken from the most recently created Segment first and continue in a last in–first out (“LIFO”) manner, as needed.
You may not direct a loan to be deducted only from the Index Strategies or the Fixed Holding Accounts.
We reserve the right to initiate a transfer restriction period whenever a requested loan causes a reduction in value of a Segment or there is a non-elective transfer from a Segment to another investment option before the maturity date. The transfer restriction period is a 12-month period when no portion of a premium payment may be allocated to the Index Strategies, no transfers from the Variable Investment Options or Fixed Rate Option into the Index Strategies will be permitted, and Designated Transfers will be cancelled. This period begins on the date any portion of a loan causes a reduction in the value of a Segment, except to the extent such reduction is solely due to unpaid interest on the applicable loan; or the date there is a non-elective transfer from a Segment to another investment option before the Index Strategy Segment maturity date. When the transfer restriction period ends, you will again be permitted to allocate premiums to, and transfer funds into, the Index Strategies, and you may provide new Designated Transfer instructions. We will notify you in advance if we exercise this right.
Withdrawals – When a withdrawal is made, an amount equal to the withdrawal amount plus any associated charges is deducted from the Variable Investment Options and/or the Fixed Rate Option, as applicable. Unless you direct us to take the withdrawal plus any associated charges from specific investment options, and we agree, the reduction of the Contract Fund will be made proportionally based on the value held in each of the Variable Investment Options and the Fixed Rate Option. If the amounts in the Variable Investment Options and the Fixed Rate Option are insufficient to cover the requested withdrawal amount plus any associated charges, the Variable Investment Options and the Fixed Rate Option will be reduced to zero and the remaining amount will be deducted first proportionally from dollar amounts held in each of the Fixed Holding Accounts and then (if necessary) from the Index Strategies. Withdrawals deducted from the Index Strategies will be taken from the most recently created Segment first and continue in a last in - first out (“LIFO”) manner, as needed.
You may not direct a withdrawal (and any associated charge), to be deducted only from the Index Strategies or the Fixed Holding Accounts.
When Proceeds Are Paid – We have the right to delay payment of the Cash Surrender Value attributable to the Fixed Rate Option and the Fixed Holding Accounts for up to six months (or a shorter period if required by applicable law). Where required, we will pay interest if such a payment is delayed for more than the number of days established by applicable law.
Elements Subject To Change – Subject to any guarantees described in this prospectus and your Contract’s prospectus, and shown in your Contract's data pages, we have the right to set and to change from time to time the following elements used in calculating the Index Interest for the Index Strategies: Buffer, Step Rate, Participation Rate, Index Growth Floor, and Index Growth Cap. We will not change the Index elements more frequently than once per month. Any setting of, or changes to any element described above will take into consideration one or more factors including, but not limited to expenses, investment earnings, and profit. Changes will be based on our future expectations with respect to any one or more of the factors we use to determine such changes. Any changes in Index elements will be on a class basis as we determine, and such changes may increase or decrease the Index Interest for future Segments. All changes will be determined only prospectively.
Changes to the Buffer, Step Rate, Participation Rate, Index Growth Cap, and Index Growth Floor are not tied to the performance of an Index. Note that the most current Buffer, Step Rate, Participation Rate, Index Growth Cap, and Index Growth Floor can be found on www.Prudential.com/eProspectus or obtained by contacting your Pruco Life representative or our customer service office at 800-778-2255, Monday through Friday, 8:00 a.m. to 8:00 p.m., Eastern Time.
ADDITIONAL INFORMATION
Description Of Pruco Life Insurance Company
Pruco Life Insurance Company (“Pruco Life” or “Company”) is a wholly-owned subsidiary of The Prudential Insurance Company of America (“Prudential”), which in turn is a direct wholly owned subsidiary of Prudential Financial, Inc. (“Prudential Financial”). Pruco Life is a stock life insurance company organized in 1971 under the laws of the State of Arizona. It is licensed to sell life insurance and annuities in the District of Columbia, Guam and in all states except New York, and sells such products primarily through affiliated and unaffiliated distributors. As Pruco Life’s ultimate parent, Prudential Financial exercises significant influence over the operations and capital structure of Pruco Life and Prudential. However, neither Prudential Financial, Prudential, nor any other related company has any legal responsibility to pay amounts that Pruco Life may owe under the Contract. Pruco Life’s principal executive office is 213 Washington Street, Newark, New Jersey 07102.
Pursuant to the delivery obligations under Section 5 of the Securities Act of 1933 (“Securities Act”) and Rule 159 thereunder, Pruco Life delivers this prospectus to current Owners that reside outside of the United States. However, we may not market or offer the Contract to prospective purchasers who are outside of the United States.
About Our Index Strategy Separate Account
Amounts allocated to the Index Strategies are held in a “non-unitized” separate account we have established under the Commissioner of Insurance in the State of Arizona. We own the assets of the separate account, as well as any favorable performance on those assets.

You do not participate in the performance of the assets held in this separate account. We may, subject to state law that applies, transfer all assets allocated to the separate account to our general account. These assets are also available to the insurer’s general creditors and an owner should look to the financial strength of the Company for its claims-paying ability. We guarantee all benefits relating to your value in the Index Strategies, regardless of whether assets supporting the Index Strategies are held in a separate account or our general account.
Our current plans are to invest separate account assets in fixed-income obligations, including corporate bonds, mortgage-backed and asset-backed securities, and government agency issues. Futures, options, and interest rate swaps may be used for hedging purposes.
Although the above generally describes our plans for investing the assets supporting our obligations under the Index Strategies, we are not obligated to invest those assets according to any particular plan except as we may be required to by state insurance laws.
Distribution Of Contracts
The Contract is distributed by Pruco Securities, which serves as the principal underwriter for the Pruco Life Variable Universal Account. The offering is intended to be continuous. The Index Strategies are only available under the Contract issued by the Company. Extensive information about the arrangements for distributing the Contract, including sales compensation, is included under “Distribution of Contract” in the Contract prospectus and Statement of Additional Information. All of that information applies regardless of whether or not you elect the Index Strategies, and there is no additional plan of distribution or sales compensation with respect to the Index Strategies. There is also no change to the information regarding the fact the principal underwriter is an affiliate of the Company or an indirect wholly-owned subsidiary of the Company.
How To Reach Us
You may contact us for further information at the address and telephone number inside the front cover of this prospectus. For service or questions about your Contract, please contact our Service Office at the phone number on the back cover, or at P.O. Box 7390, Philadelphia, Pennsylvania 19176.
Additional information about us and this offering is available in the registration statement and the exhibits thereto, as well as in documents incorporated by reference into this prospectus (which means they are legally part of this prospectus). You may review and obtain copies of these materials at no cost to you by contacting us. They may also be obtained through the Securities and Exchange Commission’s Internet Website (www.SEC.gov), which the SEC maintains for us, and other registrants that file electronically with the SEC.
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

To be provided by pre-effective amendment.

EXPERTS

To be provided by pre-effective amendment.

APPENDIX A: INTERIM VALUE OF INDEX STRATEGIES SEGMENTS
Below is additional information regarding the Interim Value calculation.
The Interim Value for an Index Strategy Segment is equal to the sum of (1) and (2) where:
(1) Is equal to:
a.The Index Strategy Segment Base on the Valuation Day the Interim Value is calculated, reduced by
b.The fair value of the replicating portfolio of options on the Segment start date, with straight line amortization to the Segment maturity date;
(2) Is the fair value of the replicating portfolio of options on the Valuation Day the Interim Value is calculated.
Below is additional information regarding the Interim Value calculation.
The fair value of the replicating portfolio of options for each Index Strategy is determined according to the following formulas:
a.For the Capped with Buffer Index Strategy, the replicating portfolio of options is equal to AMC – OMC – OMP
b.For the Step Rate Plus with Buffer Index Strategy, the replicating portfolio of options is equal to (Step Rate * 1000 * (AMC - BC) + (Participation Rate for Step Rate*OMC) – OMP
Where,
•AMC is an At-the-money call option
•OMC is an Out-of-the-money call option
•OMP is an Out-of-the-money put option, and
•BC is a Binary call option (inclusive of the bull spread)
When we calculate the Interim Value, we obtain market data for derivative pricing each business day from outside vendors. If these values are available and we are delayed in receiving these values, and cannot calculate a new Interim Value, we will use the prior business day’s market data that we have on file for calculating Interim Value.

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APPENDIX B: IMPORTANT INFORMATION ABOUT THE INDICES
About the S&P 500®
The S&P 500® is a product of S&P Dow Jones Indices LLC, a division of S&P Global, or its affiliates (“SPDJI”), and has been licensed for use by Prudential for itself and affiliates including Pruco Life Insurance Company (“Pruco Life”). Standard & Poor’s® and S&P® are registered trademarks of Standard & Poor’s Financial Services LLC, a division of S&P Global (“S&P”); Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”); and these trademarks have been licensed by Pruco Life. It is not possible to invest directly in an index. Pruco Life’s products are not sponsored, endorsed, sold or promoted by SPDJI, Dow Jones, S&P, any of their respective affiliates (collectively, “S&P Dow Jones Indices”). S&P Dow Jones Indices makes any representation or warranty, express or implied, to the owners of Pruco Life’s products or any member of the public regarding the advisability of investing in securities generally or in Pruco Life’s products particularly or the ability of the S&P 500® to track general market performance. Past performance of an index is not an indication or guarantee of future results. S&P Dow Jones Indices’ only relationship to Pruco Life with respect to the S&P 500® is the licensing of the Index and certain trademarks, service marks and/or trade names of S&P Dow Jones Indices and/or its licensors. The S&P 500® is determined, composed and calculated by S&P Dow Jones Indices without regard to Pruco Life or Pruco Life’s products. S&P Dow Jones Indices has no obligation to take the needs of Pruco Life or the owners of Pruco Life’s products into consideration in determining, composing or calculating the S&P 500®. S&P Dow Jones Indices is responsible for and have not participated in the determination of the prices, and amount of Pruco Life’s products or the timing of the issuance or sale of Pruco Life’s products or in the determination or calculation of the equation by which Pruco Life’s products are to be converted into cash, surrendered or redeemed, as the case may be. S&P Dow Jones Indices has no obligation or liability in connection with the administration, marketing or trading of Pruco Life’s products. There is no assurance that investment products based on the S&P 500® will accurately track index performance or provide positive investment returns. S&P Dow Jones Indices LLC is not an investment or tax advisor. A tax advisor should be consulted to evaluate the impact of any tax-exempt securities on portfolios and the tax consequences of making any particular investment decision. Inclusion of a security within an index is not a recommendation by S&P Dow Jones Indices to buy, sell, or hold such security, nor is it considered to be investment advice.
NEITHER S&P DOW JONES INDICES NOR THIRD PARTY LICENSOR GUARANTEES THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF THE S&P 500® OR ANY DATA RELATED THERETO OR ANY COMMUNICATION, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATION (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. S&P DOW JONES INDICES SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS, OR DELAYS THEREIN. S&P DOW JONES INDICES MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY PRUCO LIFE, OWNERS OF PRUCO LIFE’S PRODUCTS OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P 500® OR WITH RESPECT TO ANY DATA RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P DOW JONES INDICES BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE. THERE ARE NO THIRD-PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P DOW JONES INDICES AND PRUCO LIFE OTHER THAN THE LICENSORS OF S&P DOW JONES INDICES.

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GLOSSARY: DEFINITIONS OF SPECIAL TERMS USED IN THIS PROSPECTUS
Capitalized terms used in this prospectus are defined herein or in the prospectus for your Contract.
Buffer – The percentage of protected negative Index Return applied to amounts allocated to a Segment on the maturity date. Any negative Index Return in excess of the Buffer reduces the value of the Contract Fund.
Fixed Holding Account(s) – Account(s) that holds amounts designated for investment in Index Strategies prior to transfer on the next Segment start date(s). Each Index Strategy will have its own Fixed Holding Account.
Index (Indices) – The reference Index for each Index Strategy.
Index Growth Cap (“Cap”) – Used in determining the maximum rate of return that may be credited to a Segment on the maturity date.
Index Growth Floor (“Floor”) – Used in determining the minimum rate of return that will be credited to a Segment on the maturity date.
Index Interest – The amount you receive on a Segment maturity date based on the performance of the Index, the terms of the Index Strategy and the amount in the Index Strategy Segment Base. Index Interest can be positive or negative, meaning you can lose principal and prior earnings.
Index Return – The percentage change in the Index Value from the Segment start date to the Segment maturity date, which is used to determine the Index Interest for an Index Strategy Segment. An Index Return is calculated by taking the Index Value on the Segment maturity date, minus the Index Value on the Segment start date, and then dividing the result by the Index Value on the Segment start date.
Index Strategy(ies) – Any index-linked investment option we make available that applies Index Interest, subject to any limitations on participation in Index performance.
Index Strategy Segment(s) (“Segment(s)”) – The investment period(s) of an Index Strategy. A new Segment is created on each Segment start date you allocate a portion of your total Contract Fund into an Index Strategy. A Segment ends on the Segment maturity date, which is the day any applicable Index Interest is calculated.
Index Strategy Segment Base – The amount of Contract Fund value allocated to an Index Strategy Segment on a Segment start date. The Index Strategy Segment Base is used in determining the value of an Index Strategy Segment prior to the Segment maturity date and the Index Interest applied on the Segment maturity date. During the Segment, the Index Strategy Segment Base can be reduced by any transfers, withdrawals, loans, and policy charges.
Index Value – The value of the Index that is published by the Index provider, excluding any dividends that may be paid by the firms that comprise the Index, as of the close of business each day that Index is calculated. If there is no published value for an Index on a particular Valuation Day, the closing value of that Index on the most recent Valuation Day will be used.
Interim Value – For Index Strategies with a Buffer, the value of an Index Strategy Segment Base on any Valuation Day during an Index Strategy Segment other than the Segment start date and maturity date. It is a calculated value (as described in the Interim Value section). During a Segment, the Interim Value is included in the Contract Fund value and Cash Surrender Value.
Monthly Transfer Date - Each month the current value of the Fixed Holding Accounts (including any interest earned) is transferred into new Segments for the Index Strategies you selected.
Participation Rate – The percentage of any positive Index Return that will be used in calculating the Index Interest on the Segment maturity date.
Step Rate – The minimum rate that may be credited to amounts allocated to a Segment on the maturity date if the Index Return is between zero and the minimum Step Rate.
Valuation Day – (1) Any day the New York Stock Exchange is open, and (2) any day the value of an Index is published.
C-i

Index Strategies Available Under Prudential FlexGuard® Life IVUL

All dealers that effect transactions in these securities are required to deliver a prospectus.

You can call us at 800-778-2255 to ask us questions, request information about the Contract, and obtain copies of the SAI or other documents without charge. You can also view the SAI located with the prospectus at www.Prudential.com/eProspectus, or request a copy by writing to us at:

Pruco Life Insurance Company
213 Washington Street
Newark, New Jersey 07102

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Item of Expense	Estimated Expense
Registration fees	$92.70*
Federal taxes	$12,500 per $1 million of premium payments
State taxes	$25,000 per $1 million of premium payments
Printing Costs	$20,000*
Legal Costs	N/A
Accounting Costs	$15,000*
* Estimated Expense
ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS
The Registrant, in connection with certain affiliates, maintains various insurance coverages under which the underwriter and certain affiliated persons may be insured against liability which may be incurred in such capacity, subject to the terms, conditions, and exclusions of the insurance policies.
Arizona, being the state of organization of Pruco Life Insurance Company (“Pruco”), permits entities organized under its jurisdiction to indemnify directors and officers with certain limitations. The relevant provisions of Arizona law permitting indemnification can be found in Section 10-850 et seq. of the Arizona Statutes Annotated. The text of Pruco’s By-law, Article VIII, which relates to indemnification of officers and directors, is incorporated by reference to Exhibit f(ii) to Form N-6 filed on April 20, 2009, on behalf of the Pruco Life Variable Universal Account.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
ITEM 16. EXHIBITS
(a) Exhibits

(1)	Underwriting Agreements
	(i)	Distribution Agreement between Pruco Securities, LLC and Pruco Life Insurance Company. (Note 2)
	(ii)	Broker Dealer Selling Agreement used from 10-2022 to current. (To be filed by Pre-Effective Amendment)

(2)	Plan of Acquisition, Reorganization, Arrangement, Liquidation or Succession
Not applicable.

(4)	Contracts
	(i)	Individual Flexible Premium Variable And Index-Linked Universal Life Insurance Contract - IVUL-2022. (To be filed by Pre-Effective Amendment)
	(ii)	Rider to Provide Lapse Protection - RID-NLG-2022. (To be filed by Pre-Effective Amendment)

(5)	Legal Opinion

	(i)	Opinion and Consent of Jordan K. Thomsen, Esq., as to the legality of the securities being registered. (To be filed by Pre-Effective Amendment)

(8)	Opinion Re: Tax Matters
Not applicable.

(15)	Letter Re Unaudited Interim Financial Information
Not applicable.

(22)	Subsidiary Guarantors and Issuers of Guaranteed Securities and Affiliates Whose Securities Collateralize Securities of the Registrant
Not applicable.

(23)	Auditor Consent
	(i)	Written consent of PricewaterhouseCoopers LLP, independent registered public accounting firm. (To be filed by Pre-Effective Amendment)

(24)	Power of Attorney
	(i)	Power of Attorney for Robert E. Boyle. (To be filed by Pre-Effective Amendment)
	(ii)	Power of Attorney for Markus Coombs. (To be filed by Pre-Effective Amendment)
	(iii)	Power of Attorney for Caroline A Feeney. (To be filed by Pre-Effective Amendment)
	(iv)	Power of Attorney for Salene Hitchcock-Gear. (To be filed by Pre-Effective Amendment)
	(v)	Power of Attorney for Nandini Mongia. (To be filed by Pre-Effective Amendment)
	(vi)	Power of Attorney for Dylan J. Tyson. (To be filed by Pre-Effective Amendment)
	(vii)	Power of Attorney for Candace Woods. (To be filed by Pre-Effective Amendment)

(25)	Statement of Eligibility of Trustee
Not applicable.

(96)	Technical Report Summary
Not applicable.

(99)	Additional Exhibits
Not applicable.

(101)	Interactive Data File
Not applicable.

(107)	Filing Fee Table
	(i)	Calculation of Filing Fee Table. (Note 1)
---------------------------------------------------------

(Note 1)	Filed herewith.
(Note 2)	Incorporated by reference to Post-Effective Amendment No. 1 to Form N-6, Registration No. 333-158634, filed April 14, 2010, on behalf of the Pruco Life Variable Universal Account.

ITEM 17. UNDERTAKINGS
The undersigned registrant hereby undertakes:
(1) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment to this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(2) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(3) That each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.
(4) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(5) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(6) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newark, State of New Jersey, on this 8th day of June 2022.

Pruco Life Insurance Company
(Registrant)

By:	Dylan J. Tyson*
President and Chief Executive Officer
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature, Title, and Date

/s/ *
Robert E. Boyle
Director, Vice President, Chief Accounting Officer, and Chief Financial Officer
June 8, 2022

/s/ *
Markus Coombs
Director and Vice President
June 8, 2022

/s/ *
Caroline A. Feeney
Director
June 8, 2022	*By:	/s/ Jordan K. Thomsen
Jordan K. Thomsen
/s/ *		(Attorney-in-Fact)
Salene Hitchcock-Gear
Director
June 8, 2022

/s/ *
Nandini Mongia
Director and Treasurer
June 8, 2022

/s/ *
Dylan J. Tyson
Director, President, and Chief Executive Officer
June 8, 2022

/s/ *
Candace Woods
Director
June 8, 2022

*Executed by Jordan K. Thomsen on behalf of those indicated pursuant to Power of Attorney.

EXHIBIT INDEX

(107)(i)	Filing Fee Table